Exhibit 10.10

CONSULTING AGREEMENT

This Agreement is entered into as of the 1st day of January, 2015 (the “Effective Date”), between Consolidated Goldfields Corporation (the “Company”) and Somji Consulting Ltd. (the “Consultant”).

This Agreement supercedes and replaces all existing agreements between the parties, and the Consultant acknowledges and agrees that there is no further compensation of any kind due to the Consultant under any previous agreements.

1.	Services, Term, and Compensation. The term of this Agreement (the “Term”), the services to be provided by the Consultant under this Agreement (the “Services”), the amounts to be paid to the Consultant as full and complete consideration for the Consultant providing the Services under this Agreement (the “Fees”) and the various other fees and bonuses payable to the Consultant are set out in the attached Schedule “A”, which forms part of this Agreement.

This Agreement shall come into force and effect as of the Effective Date, and shall continue in effect until the end of the Term identified in Schedule “A”, or until one of the parties terminates this Agreement in accordance with its provisions.

The Term of this Agreement, the Services to be provided by the Consultant, and the Fees and other amounts and benefits to be paid to the Consultant may be amended in writing from time to time by the parties.

2.	Independent Contractor. Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an independent contractor to provide the services of Feisal Somji (the “Principal”) to perform the Services, and the Consultant hereby accepts such engagement.

3.	Provision of Equipment. The Company will provide the necessary equipment to allow the Consultant and the Principal to carry out the Services. Upon the termination of this Agreement, the Consultant will promptly return all Company property.

4.	Nature of Engagement. The Consultant shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal agent, or employment relationship between the Company and the Consultant or the Company and the Principal. Unless the Company specifically authorizes the Principal or the Consultant in writing to do so, the Principal and the Consultant shall neither act or purport to be acting as the legal agent of the Company, nor enter into any agreement on behalf of the Company or otherwise bind, nor purport to bind the Company or cause the Company to incur liability in any manner whatsoever.

The Company shall have no responsibility to make deductions for health, welfare and pension costs, withholding for income tax purposes, employment insurance premiums, worker’s compensation premiums, Canada Pension Plan premiums or taxes, payroll taxes (including employer health tax, if applicable) or disability insurance premiums, or to pay benefits in respect of vacation pay, sick leave, retirement benefits, health or disability benefits or other benefits of any kind. The Consultant acknowledges and agrees that it is responsible for all payments, remittances and taxes imposed upon it as an independent contractor.

5.	Indemnity. The Consultant undertakes and agrees to defend and indemnify the Company and hold the Company harmless, at the Consultant’s sole expense, from and against all claims, demands, suits, penalties, losses, costs, damages and expenses that the Company may sustain or incur by reason of:

(a)	any breach of this Agreement by the Consultant;

(b)	any claim or finding that the Principal, the Consultant’s employees or persons for whom the Consultant is at law responsible for are employees of, or are in any employment relationship with the Company, or are entitled to any employment benefits of any kind; or

(c)	any liability on the part of the Company, under the Income Tax Act (Canada) or the Employment Insurance Act or any other applicable Canadian or provincial statute, to make contributions, withhold or remit any monies or make any deductions from payments, or to pay any related interest or penalties, by virtue of any of the following being considered to be an employee of the Company: the Consultant, the Principal, the Consultant’s employees or others for whom the Consultant is at law responsible in connection with the performance of Services.

6.	Confidentiality. For the purpose of this section, the term “Consultant” includes the Principal and the term “Confidential Information” includes, but is not limited to, all business and financial information, marketing and strategic plans, equipment details, software programs, manuals, maps, customer and client lists, employee information, supplier information, analyses, reports, technologies, processes and operations, compilations, forecasts, studies. lists, summaries, notes, designs, formulae, innovations, techniques, data, patents and trade secrets of the Company, as well as the present and contemplated products, techniques and other services evolved or to be used by the Company.

In the course of performing the Services, the Consultant acknowledges and understands that it will have access to and will be entrusted with Confidential Information which is not public, but is proprietary and confidential to the Company. The Consultant shall keep the Confidential Information strictly confidential and shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the Term of this Agreement and thereafter. The Consultant shall not use or reproduce any Confidential Information, in any manner, except as reasonably required to perform the Services and/or fulfill the purposes of this Agreement. The Consultant shall ensure that any copies of Confidential Information it takes or makes are clearly marked, or otherwise identified as confidential and proprietary to the Company, and that all Confidential Information and copies thereof are stored in a secure location while in the Consultant’s possession, control, charge or custody.

The Consultant hereby agrees and acknowledges that the disclosure of any of the Confidential Information to competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. Accordingly, the Consultant covenants and agrees with the Company that, save with the written consent of the Company, it will not, either during the Term of this Agreement, or at any time thereafter, directly or indirectly, disclose, allow access to, transmit or transfer any of such Confidential Information to any person outside of employees of the Company, nor shall it use the same for any purpose other than the purposes of performing the Services to be performed by the Consultant under this Agreement.

The Consultant acknowledges that it shall not acquire any right, title or interest in or to any Confidential Information by virtue of it having access to same during the Term of this Agreement.

In the event the Consultant is requested or required pursuant to any Court order, or other legal or regulatory demand, to disclose any Confidential Information to a third party, the Consultant agrees that it will provide the Company with prompt notice of such request or requirement so that the Company, at its option, may seek an appropriate protective order or other remedy to ensure that Confidential Information will be accorded confidential treatment.

Upon termination or expiry of this Agreement, for whatever reason, and upon written request from the Company, the Consultant agrees to:

(a)	Deliver to the Company all Confidential Information and copies thereof which are in its power or possession which relate in any way to the business of the Company, or its customers; and

(b)	Remove any Confidential Information from the Consultant’s computers, or computer databases that may have been created in the course of performing the Consultant’s services under this Agreement.

7.	Representations and Warranties. The Consultant represents and warrants to, and covenants with, the Company that:

(a)	The Consultant and the Principal have the necessary knowledge, experience and skills to perform the Services;

(b)	The Services will be performed in a competent and professional manner; and

(c)	The Consultant and Principal shall observe and comply with all applicable Company policies, laws, ordinances, codes and regulations of governmental agencies, including federal, provincial, municipal and local governing bodies having jurisdiction over the Services or any part thereof.

8.	Insurance. The Consultant shall maintain at all times such insurance coverage as is required by law.

9.	Indemnification. The Company shall indemnify the Consultant and Principal from and against all losses, damages, costs and expenses, and save the Consultant harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by the Consultant, or which it may suffer or incur as a result of, in respect of or arising out of, the performance of the Services, save and except that such claims, demands, actions, lawsuits or proceedings arise out of the wilful misconduct of the Consultant or the Principal.

10.	Termination by Consultant. The Consultant may terminate this Agreement at any time upon the provision of sixty (60) days’ written notice to the Company. If the Consultant provides such notice, the Company shall, in its sole discretion, have the right to immediately terminate the Agreement and the Consultant will be entitled to no further compensation under this Agreement except for any Monthly Fees (as defined in Schedule “A” attached) earned to the date of the termination of this Agreement.

11.	Termination by Company. The Company may terminate this Agreement:

(a)	At any time on thirty (30) days written notice to the Consultant. If this Agreement is terminated pursuant to this sub-section, the Company shall pay the Consultant the Termination Fee set out in Schedule “A”;

(b)	At any time, without the payment of any further Monthly Fees other than those accrued to the date of such termination, upon the death of the Principal or if the Principal or Consultant:

(i)	commit an act of fraud, or misappropriation of funds, or other willful misconduct on the part of the Principal or Consultant;

(ii)	fail or refuse to comply with the policies established from time to time by the Company, including the Company’s Code of Business Conduct; or

(iii)	breach of any of the provisions of this Agreement.

12.	Frustration. The Company may treat this Agreement as frustrated and at an end should the Principal become physically or mentally disabled or impaired from performing the Principal’s duties. “Disabled” for purposes of this Agreement will mean physical or mental incapacity that, in the reasonable good faith determination of Company, renders the Principal incapable of providing the Services for 90 consecutive days or an aggregate of 90 days within any 12 month period during the Term. For purposes of clarity, the Consultant will not be entitled to the payment of any further Monthly Fees or the Termination Fee in such circumstances.

13.	Assignment by Consultant. The Consultant shall not assign or subcontract any of its rights under this Agreement, nor shall the Principal delegate the performance of any of the Principal’s duties hereunder, without the prior written consent of the Company. If such consent is given on any particular occasion, it shall still be required for all subsequent assignments and subcontracts.

14.	Choice of Law. The laws of the Province of Alberta shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

15.	Non-Solicitation. The Consultant agrees that for a period of one (1) year following termination this Agreement the Consultant will not solicit for hire, hire or take away or cause to be hired or taken away, any employee of the Company who was in the employ of the Company during the twelve (12) months preceding the termination of this Agreement, unless that employee has been out of the employ of the Company for at least three (3) months, or whose employment was terminated by the Company. The parties agree that time period referred to in above is reasonable for the protection of the Company, but agree that if a court of competent jurisdiction determines such time period to be unreasonable or unenforceable then the court may uphold such lesser time period as the court in its discretion determines to be reasonable.

16.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled by arbitration in Alberta before a single arbitrator in accordance with the Alberta Arbitration Act, and the award of the arbitrator shall be final and binding and may be entered as a judgment of the Court of Queen’s Bench of Alberta.

17.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

18.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in:

(a)	writing and shall be validly given or made to another party if personally served, or if deposited in the Canadian mail, certified or registered, postage prepaid, return receipt requested, but not required; or

(b)	via electronic mail.

If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the Canadian mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

TO THE COMPANY:	Consolidated Goldfields Corporation Suite 115, 1575 Delucchi Lane Reno, NV 89502

TO THE CONSULTANT:	Feisal Somji Suite 810, 707 – 7th Ave SW Calgary, Alberta T2P 0Z1

Any party hereto may change its office or email addresses for purposes of this paragraph by written notice given in the manner provided above.

19.	Modification or Amendment. No amendment, change or modification of this Agreement shall he valid unless in writing signed by the parties hereto.

20.	Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so.

21.	Severability. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein and the remainder of this Agreement shall nevertheless remain in full force and effect.

22.	Entire Understanding. This document, and Schedule “A” hereto, constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above after having the opportunity to discuss this Agreement with their legal advisors. The parties hereto agree that facsimile signatures shall be as effective as if originals.

)	SOMJI CONSULTING LTD.
)
)	Per:	/s/ Feisal Somji
)		Name: Feisal Somji
)		Title: President/CEO
)
)	CONSOLIDATED GOLDFIELDS CORPORATION
)
)	Per:	/s/ Marc J. Andrews
)		Name: Marc J. Andrews
)		Title: President/CEO
1-29-15

)	Per:
)		Name:
)		Title:

For the purpose of inducing the parties to enter into this Agreement I represent and warrant that:

1.	I am an employee of Somji Consulting Ltd., and I have agreed to provide the Services set out in Schedule “A” hereto to the Company to the best of my ability.

2.	Where expressly indicated in this Agreement, I agree to be personally bound by the terms of this Agreement.

/s/ Feisal Somji	/s/ Robin Somji
Feisal Somji	Witness
	Name of Witness:	/s/ Robin Somji

SCHEDULE “A”

SERVICES, TERM, AND FEES

SERVICES: The Consulant shall cause the Principal to fulfill the duties of Managing Director for the Company, and the Company hereby allows the Principal to use that title for the purpose of carrying out those duties. Acting in that capacity, the Principal shall:

(a)	Provide market intelligence services as to the identification of business development opportunities for the Company;

(b)	Be available for all investor presentations as requested by the President & CEO of the Company;

(c)	Oversee document negotiations as required;

(d)	Advise the Board of Directors of the Company on all matters associated with business development, including merger and acquisition initiatives; and

(e)	Provide such further and other consulting services as are requested by the Company

(collectively, the “Services”).

The Principal shall devote such time as is necessary to carry out the Services, and shall use the Principal’s best efforts to promote the best interests of the Company.

The Consultant agrees to advise the Board of Directors if during the course of the Consultant’s retainer, the Consultant becomes involved in any other business or occupation, or provides consulting or other services to any other commercial entity which carries on business that is competitive with, or similar to, the business of the Company.

The Principal will provide the Services in the City of Calgary, and in such other places as may reasonably be requested of the Consultant by the Company.

TERM: The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect until December 31, 2015. Thereafter, this Agreement will be automatically renewed for further terms of of one (1) year on the first day of January of each year after 2015, until terminated in accordance with its terms.

FEES: As compensation for the Services rendered pursuant to this Agreement, the Company shall:

(a)	Pay the Consultant a base monthly fee of $5,000.00 USD., plus PST or GST or HST where applicable (the “Monthly Fee”), payable at the start of each month of the Term;

(b)	Where possible, provide the Principal with full participation in any benefit programs as are made generally available by the Company to its employees and/or consultants from time to time;

(c)	Grant options to the Consultant pursuant to the Company’s stock option plan, in such amounts as determined from time to time by the Board of Directors in its sole discretion;

(d)	Pay the Consultant an annual bonus, if the Board of Directors feels that same is warranted, in an amount to be determined by the Board of Directors in its sole discretion; and

(e)	Reimburse the Consultant for all out of pocket expenses incurred by the Consultant while providing the Services upon the provision of supporting receipts or other necessary documentation.

TIME OFF: The Consultant shall advise the Company when the Principal is on vacation from the Consultant. The Principal agrees not to take any more than six (6) weeks vacation or time off each year from the Consultant.

TERMINATION FEE: If the Company terminates this Agreement pursuant to s.11(a) above, the Company shall pay a Termination Fee to the Consultant composed of the following:

(a)	any unpaid Fees to the Termination Date;

(b)	all reasonable expenses incurred by the Consultant, but not yet reimbursed, prior to the Termination Date;

(c)	a lump sum equal to twenty four (24) months of Monthly Fees; and

(d)	any other declared and unpaid Bonus owing to the Consultant as at the Termination Date.

CHANGE OF CONTROL FEE: If there is a “Change in Control” of the Company, as defined below, then the Consultant may elect in a written notice to the Company within six (6) months of the date of a Change of Control, to treat this Agreement as being terminated by the Company. If the Consultant so elects, the Company will pay the Consultant the Termination Fee set out above.

For the purpose of this section, “Change of Control” means any occurrence of one or more of the following:

(a)	the sale of all or substantially all of the assets of the Company;

(b)	the acquisition by any person or any persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), whether directly or indirectly, of voting shares (or other securities of the Employer having rights of purchase, conversion or exchange into voting shares) (collectively, the “Voting Shares”) which together with securities of the Company held by such person or persons, exceeds 50% of the issued and outstanding Voting Shares of the Company, (assuming the purchase, conversion or exchange of such other securities, whether then purchasable, convertible or exchangeable or not, into the highest number of Voting Shares to which such person or persons would be entitled); or

(c)	the amalgamation, arrangement, merger or other consolidation of the Company with or into any one or more other corporations or other business vehicles under which a person or company or combination of persons or corporations thereafter hold, whether directly or indirectly, a greater number of Voting Shares or other securities of the successor or continuing corporation having rights of purchase, conversion or exchange into Voting Shares of the successor or continuing corporation or other business vehicle (assuming the purchase, conversion or exchange of such other securities, whether then purchasable, convertible or exchangeable or not, into the highest number of Voting Shares to which such person or persons would be entitled) than the number of Voting Shares of the successor or continuing corporation or other business vehicle held directly and indirectly by former shareholders of the Company.